Chordiant Announces Revenue Shortfall for the Second Quarter of 2002

Achieves Cash Flow Projections in Tough Environment

       CUPERTINO, Calif.--(BUSINESS WIRE)--July 11, 2002--Chordiant Software, Inc. (Nasdaq:CHRD) today announced preliminary results for the second quarter ended June 30, 2002. Chordiant expects to report revenues of approximately $15 million for the second quarter, compared to $18.5 million reported for the same period of 2001. The company had previously expected revenue of $22 to $23 million and a pro forma net loss of 4 cents per share for the second quarter of 2002.
    Chordiant met previous cash usage projections of $0 to 2 million in operations for the second quarter of 2002. Chordiant's cash, cash equivalents and short-term investments for the second quarter ending June 30, 2002, are expected to be approximately $44 million, which reflects net cash usage of approximately $5 million for the acquisition of OnDemand on April 1, 2002, and proceeds of $3 million from the sale of common stock.
    "The second quarter was very difficult. As a result of our customers' lengthening contract cycle a number of transactions have moved out even where Chordiant had been selected," said Steve Vogel, senior vice president and Chief Financial Officer of Chordiant. "In spite of our revenue shortfall, we are pleased with the management team's expense controls, strong cash collections and the overall management of our business which allowed us to meet our cash flow projections for the second quarter. With on going expense controls we continue to lower our breakeven point."
    "Even in this difficult environment, we continue to strengthen the domestic sales organization, broaden product offerings and grow strategic relationships," said Stephen Kelly, Chief Executive Officer of Chordiant. "The sales pipeline is strong internationally and is growing in the Americas and our competitive position is solid. Moving forward, we have increased our sensitivity to customers' longer contracting processes and have built this into our forecasting model," Kelly added.
    Second quarter 2002 pro forma net loss, which excludes in-process research and development, stock-based compensation, one-time restructuring costs and amortization of acquired intangible assets, is expected to be 13 cents per share, compared to a pro forma net loss of 14 cents per share reported for the second quarter of 2001. On a U.S. GAAP (Generally Accepted Accounting Principles) basis, Chordiant's second quarter net loss is expected to be 18 cents per share, compared to a net loss of 25 cents per share for the prior year.
    Chordiant will announce the final results of its second quarter on Tuesday, July 23, 2002, after the close of the market.

    Teleconference Webcast Today (July 11) at 2:30 P.M. (PDT)

    Chordiant management has scheduled a teleconference for 2:30 p.m. (PDT), and 5:30 p.m. (EDT) today to discuss the preliminary financial results and business events for the second quarter of 2002. This teleconference will be Web-cast live for all investors. Industry analysts and media are invited to attend the conference on a listen-only basis. For more information, please visit the Investor Relations section of Chordiant's Web site at http://www.chordiant.com. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A phone replay will also be available for seven days after the live call at 303/590-3000, access code 485800.

    About Chordiant Software, Inc.

    Chordiant Software, Inc. (www.chordiant.com) is a worldwide leader in developing and delivering Dynamically Driven CRM(TM) solutions for global B2C enterprises.
    The Chordiant solution enables enterprises to gain a sustained competitive advantage through more efficient and effective marketing, selling and customer service. Only Chordiant delivers real-time, adaptive, process-centric solutions that provide multidimensional customer interactions. The unique Chordiant JX Architecture(TM) leverages existing investments inside the enterprise and beyond, to enable brand consistency throughout the extended enterprise, resulting in a more relevant and consistent customer experience.
    Headquartered in Cupertino, California, Chordiant maintains offices in Boston; Chicago; Manchester, N.H.; New York; London; Paris; Amsterdam, Netherlands; Frankfurt and Munich, Germany; Madrid, Spain; Johannesburg, South Africa; Sydney and Melbourne, Australia.

    Safe Harbor

    This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Chordiant to differ materially from those indicated by these forward-looking statements, including, among others, potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies, the impact of perceived or actual weakening of economic conditions on customers' and prospective customers' spending on Chordiant software and services; quarterly fluctuations in Chordiant's revenues or other operating results; failure by Chordiant to meet financial expectations of analysts and investors, including failure resulting from significant reductions in demand from earlier anticipated levels; risks related to market acceptance of Chordiant's products; customization and deployment delays or errors associated with Chordiant products; impact of long sales and implementation cycles for certain Chordiant products; reliance by Chordiant on a limited number of customers for a majority of its revenues; Chordiant's need to retain and enhance business relationships with systems integrators and other parties; Chordiant's use in its products of third-party software; activities by Chordiant and others regarding protection of intellectual property; and competitors' release of competitive products and other actions. Further information on potential factors that could affect the financial results of Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including without limitation Chordiant's Annual Report on Form 10-K filed on March 29, 2002. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

    Note to Editors: Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc., JX Architecture and Dynamically Driven CRM are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

    CONTACT: Chordiant Software, Inc.
             Steve Polcyn, 408/517-6282
             steve.polcyn@chordiant.com
             Steve Vogel, 408/517-6112
             steve.vogel@chordiant.com